UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 4, 2010

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102-3803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2010, Pennsylvania Real Estate Investment Trust (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, PREIT Associates, L.P., a Delaware limited partnership that is the Company’s operating partnership (the “Operating Partnership”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule A attached thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to offer and sell 9,000,000 common shares of beneficial interest, $1.00 par value per share, of the Company (the “Common Shares”). The closing of this offering is expected to occur on or about May 7, 2010. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,350,000 Common Shares to cover overallotments, and on May 4, 2010, the Underwriters exercised the overallotment option in full. The Company estimates that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering payable by the Company, will be approximately $160.6 million, which includes the proceeds received as a result of the full exercise of the overallotment option by the Underwriters. The Company intends to contribute the net proceeds from this offering to the Operating Partnership, and the Operating Partnership intends to use all of the net proceeds to repay borrowings under the Company’s secured revolving credit facility (the “2010 Credit Facility”).

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The descriptions of the material terms of the Underwriting Agreement in this Item 1.01 are qualified in their entirety by reference to Exhibit 1.1.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Wells Fargo Shareowner Services, an affiliate of Wells Fargo Securities, LLC, is the registrar and transfer agent for the Company’s Common Shares. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., PNC Bank National Association, an affiliate of PNC Capital Markets LLC, Citizens Bank of Pennsylvania, an affiliate of RBS Securities Inc., and TD Bank, N.A., an affiliate of TD Securities (USA) LLC, are lenders under several credit arrangements to which the Company is a party, including the 2010 Credit Facility. Wells Fargo Bank, National Association also acts as administrative agent under the 2010 Credit Facility. Wells Fargo Securities, LLC acted as lead arranger and sole bookrunner for the 2010 Credit Facility. Bank of America, N.A. also acts as documentation agent under the 2010 Credit Facility. The Company will use all of the net proceeds from this offering to reduce the amounts outstanding under the 2010 Credit Facility. The affiliates of the underwriters that are lenders under the 2010 Credit Facility will each receive a pro rata portion of the net proceeds from this offering in accordance with the terms and provisions of the 2010 Credit Facility.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated May 4, 2010, by and among the Company, PREIT Associates, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: May 5, 2010	/s/ Bruce Goldman
Bruce Goldman Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated May 4, 2010, by and among the Company, PREIT Associates, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)